Exhibit 10.1

PAPA JOHN'S INTERNATIONAL, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

[Conformed Copy Amended and Restated Effective January 1, 2005,
as amended January 25, 2010 and December 5, 2012]

1.	PURPOSES AND AUTHORITY.

1.1.          Purposes. The purposes of the Papa John's International, Inc. Nonqualified Deferred Compensation Plan ("Plan") of Papa John's International, Inc., a Delaware corporation ("Company"), are to provide a  means for eligible executive employees and non-employee directors to defer a portion of their compensation or director fees, as applicable, and the income taxation thereof, and to provide flexibility to the Company in attracting and retaining executive employees and non-employee directors.

1.2.          Combination and Restatement of Plans.

(a)          The Plan, as set forth herein (the "Restated Plan"), is a combination and continuation of each of (i) the "Papa John's International, Inc. Deferred Compensation Plan," originally effective September 28, 1998 (the "PJI Team Members Plan"), and  (ii) the  "Papa John's International, Inc. Board of Directors Deferred  Compensation Plan," adopted November 6, 2003 (and applicable to compensation earned after December 31, 2003) (the "PJI Directors Plan").

(b)          The Plan as so combined, is amended and restated in its entirety as set forth herein, and, except as provided in Section 1.3, is effective for deferrals of compensation applicable to Plan Years commencing on and after January 1, 2005. For the period commencing January 1, 2005 and ending December 31, 2008, the combined Plan (and each component part of the combined Plan) has been administered in good faith reliance on guidance published by the Internal Revenue Service.

1.3.          Grandfathered Accounts.

(a)           PJI Team Members Plan. Notwithstanding the combination of Plans  as described  in Section  1.2, Participant  Accounts  in  the  PJI Team Members  Plan  representing compensation deferred for the 2004 and earlier Plan Years ("Grandfathered Accounts") shall be held, maintained and administered separately from Participant Accounts credited with compensation deferred for Plan Years commencing on and after January 1, 2005, subject to the following:

(1)          Grandfathered Accounts (including earnings thereon,  whether earned before or after January 1, 2005) shall remain subject to, and be administered in accordance with, the terms and conditions of the PJI Team Members Plan as in effect on October 3, 2004 (incorporated herein by reference), except that, to the extent the terms and conditions of the Restated Plan do not materially enhance an existing benefit or right, or add a new material benefit or right with regard to Grandfathered Accounts, the terms and conditions of the Restated Plan shall apply.

(2)          the Company shall adopt no amendments to the  PJI  Team Members Plan that would materially enhance an existing benefit or right, or add a new material benefit or right with regard to Grandfathered Accounts.

(b)          PJI Directors Plan. Participant Accounts in the PJI Directors Plan (i.e., amounts deferred for the 2004 Plan Year) shall not be treated as Grandfathered Accounts, but shall be subject to the terms and conditions of the Restated Plan. The PJI Directors Plan, as restated in combination with the Restated Plan, brings the PJI Directors Plan into compliance with Code §409A and does not enhance an existing benefit or right or add a new material benefit or right to Participant Accounts in the PJI Directors Plan.

2.	ADMINISTRATION.

2.1.           The Plan Administrator. The Plan shall be administered by the Compensation Committee ("Committee") of the Board of Directors ("Board") of the Company. For purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Committee is the Plan Administrator. Except as provided in Section 2.2, the Committee shall have sole discretion to make all determinations which may be necessary or advisable for the administration of the Plan, and all such determinations and decisions made pursuant to the provisions of the Plan shall be final, conclusive and binding upon all persons, including the Company, Participants and their Beneficiaries.

2.2.          Delegation of Administrative Duties. The Committee may appoint an Administrative Committee comprised of the functional head of each of the human resources, finance and legal departments of the Company, or their respective delegates, to carry out its duties (including duties having discretion) under the Plan. Upon appointment, the term "Committee" as used in the Plan shall mean the "Administrative Committee" appointed pursuant to this Section 2.2 (except as to the appointment of the Committee as the Plan Administrator as provided in Section 2.1).

2.3.          Claims for Benefits. A claim for benefits under the Plan shall be made in writing to the Committee. The Committee and the claimant shall follow the claims procedures set forth in Department of Labor Regulation § 2560.503-1.

3.	ELIGIBILITY AND PARTICIPATION.

3. 1.          Eligibility.

(a)	Team Members.

(1)          Eligibility: The following employee team members are eligible to participate in the Plan and shall hereinafter be referred to as "Eligible Employees": any team member of the Company (and any affiliate that has been authorized by the Company to participate in the Plan as to its eligible employees) who (i) is part of a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 30l(a)(4) and 40l(a)(l), and (ii) has been specifically designated as eligible to participate by the Chief Executive Officer of the Company (or by an Officer of the Company authorized by the Chief Executive Officer to make such determinations of eligibility). Team Members eligible to Participate in this Plan shall not be permitted to make deferrals to the 401 (k) Plan, except as provided in Section 5 of this Plan.

(2)          Loss of Eligibility: An Eligible Employee shall remain an Eligible Employee until such time as he or she is specifically designated as ineligible to participate by the Chief Executive Officer of the Company (or by  an  Officer  of  the  Company  authorized  by  the Chief Executive  Officer to make  such determinations  of  eligibility).

(b)          Directors.                    A member of the Board of Directors ("Director") shall be eligible to participate in the Plan with respect to compensation received for services performed as a Director, regardless of whether the Director is also an Employee of the Company who receives compensation with respect to services performed as an Employee. A Director who is not a common law employee of the Company shall be referred to as a "Non-Employee Director." Terms and conditions specific to compensation received with respect to services performed as a Director are included in Exhibit A attached, and to the extent consistent with said Exhibit A, the term "Eligible Employee" shall  include and apply to Non-employee Directors and employed Directors who receive compensation with respect to services performed as a Director.

3.2.   Participation.   An Eligible Employee may become a participant in the Plan ("Participant") by filing an Election Form in accordance with the provisions of Section 4.1. A Participant shall remain a Participant with respect to amounts deferred until such time as the Participant has received all payments to which the Participant is entitled under the terms of the Plan.

4.	DEFERRAL ELECTIONS.

4.1.	Making of Election.

(a)          Except as otherwise provided in this Section 4, each Eligible Employee may elect in writing, in the manner and on the form ("Election Form") prescribed by the Committee, to defer payment of all or any part of the Total Compensation which would otherwise be paid to such Eligible Employee by the Company for services rendered with respect to a Plan Year. A deferral election must be made separately for each Plan Year, and must specify the time and form of payment as set forth in Section 9. Any such deferral election cannot be revoked, terminated or otherwise amended or modified after the beginning of the Plan Year or other applicable period with respect to which it applies, except as otherwise specifically provided in this Plan.

(b)          For purposes of this Section 4, the term "Total Compensation" means an Eligible Employee's base salary, non-annual incentive compensation, bonuses, and commissions paid with respect to a Plan Year.

(c)          An  election  shall  be  subject  to  the  following  limitations  and  shall  be effective as follows:

(l)          Deferral of salary, non-annual incentive compensation, and commissions. The maximum allowable deferral of salary and commissions for a Plan Year is one hundred percent (100%) of salary, non-annual incentive compensation, and commissions payable with respect to such Plan Year. If an election is made and filed on or before the last day of a Plan Year, such election shall be effective with or as of the first pay period beginning on or after January 1 of the next following Plan Year. An election to defer bonus or other incentive compensation that  does not  qualify as Performance-based  Compensation  (defined  in Section 4.1(c)(2)), e.g., non-annual incentive  compensation, must likewise be made and filed  on  or before the last day of a Plan Year to be effective as of the first pay period beginning on or after January 1 of the next following Plan Year.

(2) Deferral of Performance-based Compensation. The maximum allowable deferral of Performance-based Compensation (defined below) for a Plan Year is one hundred percent (100%) of the amount of Performance-based Compensation payable with respect to such Plan Year. If an election to defer such Performance-based Compensation is made and filed no later than six (6) months before the end of an applicable Plan Year, such election shall be effective for Performance-based Compensation earned with respect to such Plan Year. "Performance-based Compensation" means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least twelve (12) months. Organizational or individual performance criteria are considered preestablished if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-based Compensation includes payments based upon subjective performance criteria, provided that (i) the subjective performance criteria relates to the performance of the Participant, a group which includes the Participant, or a business unit for which the Participant provides services (which may include the entire Employer), and (ii) the determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Code §267(c)(4) applied as if the family of an individual includes the spouse of any member of the family) or any person under the effective control of such persons.

(d)          In the case of a newly hired Eligible Employee or an employee who newly becomes an Eligible Employee after the first day of a Plan Year ("Newly Eligible Employees"), if the Newly Eligible Employee makes an election with respect to salary within 30 days of the date of becoming a Newly Eligible Employee, the election shall be effective with the first pay period beginning on or after the first day of the following month. Likewise, with respect to bonuses, if the Newly Eligible Employee makes an election within 30 days of the date of becoming a Newly Eligible Employees and before October 1 of such Plan Year, the election shall be effective with respect to bonus earned for such period.

(e)          Notwithstanding the foregoing provisions of this Section 4.1, no deferral election may reduce a Participant's compensation from the Company to an amount less than the sum of (i) the applicable employment taxes payable by the Participant with respect to the amount deferred, (ii) withholding from compensation required under the Company's other benefit plans, and (iii) the income taxes which the Company is required to withhold on the Participant's taxable compensation.

4.2. Participant Accounts.  An account shall be established for each Participant (a "Participant Account"). Deferred compensation shall be credited to a Participant's Participant Account as of the last day of the month in which such compensation would otherwise be payable to the Participant.  A Participant Account shall be credited or debited, as applicable, with the net investment return or loss of the deemed investment of the amount in the Participant Account in accordance with the provisions of Section 8.3, and shall be debited for all payments made to the Participant or the Participant's Beneficiaries. If a Participant elects to receive the payout of his or her Participant Account other than in a lump sum, the Participant's Account may be debited with the additional cost incurred by the Company as a result of such election as determined by the Company in its sole discretion. If the Company, in its sole discretion, makes Discretionary Contributions  on behalf  of any Participant  in accordance  with the provisions  of Section  8.1,  the  applicable  Participant  Account  shall  be  credited  with  such Discretionary Contributions.

5.   CODE§ 402(G) "WRAP" DIRECTION.

5.1.          Subject to Section 5.3, a Participant may direct the Committee, prior to the last day of each Plan Year and in conjunction with a compensation deferral election made under Section 4.l(c)(1), to transfer the lesser of the amount of the compensation deferred under Section 4.1(c)(1), or an amount not to exceed the maximum amount of elective deferrals allowable under Code §402(g)(1)(A), (B), and (C) in effect for the next following Plan Year  (a "Wrap Direction"), to the Participant's elective deferral account ("401(k) Account") in the Papa John's International, Inc. 401 (k) Plan ("40 1(k) Plan"), subject to the following:

(a)          Except as provided in Section 5.1(c), as of the earliest date administratively practicable after the end of the Plan Year with respect to which such deferrals are made (and in no event greater than the time authorized by IRS regulation or other guidance), the lesser of (i) the specified amount, or (ii) the maximum amount that may be deferred under the 40l(k) Plan as elective deferrals under Code §402(g)(l)(A), (B), and (C) for the applicable Plan Year reduced, as necessary, to satisfy nondiscrimination testing under Code §40 1(k)(3) under the 401 (k) Plan for such Plan Year shall be transferred to the Participant's 401 (k) Account, with the Participant's deferrals credited under Section 4.l(c)(l) being simultaneously reduced by a corresponding amount.   Amounts transferred  to the Participant's 401(k) Account shall be taken from the Participant's investment accounts pro rata, except for the Participant's Company Stock Unit Account (as described in Exhibit B), if applicable.

(b)          The amount transferred to the Participant's 401(k) Account shall in no event include earnings attributable to the amount so transferred.

(c)          A Wrap Direction of a Participant who incurs a separation from service during a Plan Year shall be disregarded, and amounts deferred under the Plan with respect to such Plan Year are not eligible for transfer to the Participant's 40l(k) Account.

5.2. The following actions or inactions that result in a decrease in the amounts deferred under Section 5.1 shall not otherwise affect the time or form of payments under the Plan, and any change in the amount deferred under Section 5.1 shall not exceed the change in amount deferred under the 401(k) Plan:

(a)          the Participant's action or inaction under the 40l(k) Plan, including any adjustments to an elective deferral election thereunder, provided that for any given taxable year, such action or inaction does not result in a decrease in the amounts deferred under all nonqualified deferred compensation plans in which the participant participates (other than amounts described in Section 5.2(b) below) in excess of the limit with respect  to  elective deferrals under section 402(g)(1)(A), (B), and (C) in effect for the taxable year in which such action or inaction occurs; and

(b)          the Participant's action or inaction under the 401(k) Plan with respect to elective deferrals and Company contributions that are credited as matching contributions contingent on such elective deferrals, provided that the total of such matching amounts never exceeds 100 percent of the matching amounts that would be provided under the 40l(k) Plan absent any plan-based restrictions that reflect limits on qualified plan contributions under the Internal Revenue Code.

5.3 The application of this Section 5 is suspended  with  respect  to  compensation deferrals made for the 2010 and future Plan Years; provided that the Committee may, in its sole discretion, reinstate the application of this Section 5 for Plan Years (or any Plan Year) following the 2010 Plan Year, and thereafter may suspend and reinstate the application of this Section 5 on a Plan Year by Plan Year basis, in each case upon reasonable notification to Participants prior to the beginning of an applicable Plan Year.

6.	COMPANY MATCHING CONTRIBUTIONS.

6.1.          Matching Contributions. The Company may make matching contributions based on a Wrap Direction to the same extent matching contributions are made under the 401 (k) Plan.

6.2.          Vesting in Matching Contributions. To the extent matching contributions are allocated to a Wrap Account, they shall be fully vested and nonforfeitable as of the date of allocation to the Wrap Account.

7.	DISCRETIONARY CONTRIBUTIONS.

7.1.          Discretionary Contributions. The Company, in its sole and absolute discretion, may make discretionary contributions ("Discretionary  Contributions") to the Participant Account of one or more Participants. Except with respect to vesting, Discretionary Contributions shall be treated in the same manner as a Participant's elective deferrals. All Discretionary Contributions shall be deemed invested in the same manner as the balance of the Participant's Participant Account is invested unless the Participant elects otherwise by notice to the Committee given in the manner provided in Section 8.2.

7.2.          Vesting. If the Company makes Discretionary Contributions with respect to any Participant or Participants in accordance with Section 7.1, the Committee shall determine, at the time of the making of such Discretionary Contributions, the manner in which such Discretionary  Contributions,  together with the net earnings resulting from the deemed investment of such Discretionary Contributions, shall vest. Vesting may be based upon years of service, obtaining of performance criteria or any other method that the Committee shall determine.

8.	DEEMED INVESTMENTS.

8.1.	Investment Options.

(a)          Specified Investments. The Company, from time to time, shall determine the investments which the Participants may select to have the amounts in their Participant Accounts deemed invested, including without limitation, notional Company stock as described in 8.1(b) ("Investment  Options"). The Company shall have the right to change the  Investment Options in its sole discretion.

(b)          Company "Notional" Stock. The Company may provide a Participant the right to invest some part or all of his or her Participant Account in notional Company stock ("Stock Account"). The value of such notional stock shall be the average price of shares of common stock of the Company traded on the NASDAQ exchange on the date of allocation, as determined in Section 8.2. Once allocated to the Account of a Participant, notional Company stock may not thereafter be invested in any other Investment Option (including without limitation, a transfer under Section 5.l(a)), and shall continue to be so invested until an applicable distribution event. Once allocated to the Account of a Participant, the Participant may not thereafter invest such notional Company stock in any other Investment Option. In the event of any change in the outstanding stock of the Company by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, or in the event of any dividend declared on the Company’s outstanding stock, whether ordinary, recurring, non-recurring or extraordinary, the Committee shall make equitable adjustments in the number of notional shares then held in a Participant's Account.

8.2.	Selection of lnvestment Options.

(a) Participants, at the time a deferral election is made under this Plan, shall specify on the Election Form the Investment Options in which the amounts subject to such deferral election are to be invested. Participants may elect to have all of the amount subject to a deferral election deemed invested in one Investment Option or in multiple Investment Options. All selections of Investment Options shall be in whole percentages. Except as provided in Section 8.1(b), the Investment Options selected may be changed by the Participant from time to time, as authorized by the Committee.

(b) If an Investment Option selection is not made at the time of a deferral election, or such selection is otherwise ineffective, affected deferrals will be credited with a rate of return equivalent to the Money Market Fund.

8.3. Earnings on Deemed Investments. The earnings on a Participant's deemed investments will be credited to the Participant's Accounts as earned. If a Participant changes the Investment Options in which  any amount in their Participant Account is deemed invested, such change will be treated as a sale of the former Investment Option and the profit or loss resulting therefrom, debited or credited to the Participant Account as of the effective date of the deemed sale.

9.	PAYMENT OF PARTICIPANT ACCOUNTS.

9.1.          Limitation on Payment of Participant Accounts.  No payment may be made from any Participant Account except as provided  in this Section 9.

9.2.        Payment Upon Separation from Service.

(a) Definition of "Separation from Service".  The term  "separation  from service" means the date on which a Participant retires, dies or otherwise incurs a termination of employment with the Company; provided that military leave, sick leave or other bona fide leave of absence that does not exceed six (6) months (or if longer, so long as the individual remains employed under Company policy or retains a right to reemployment with the Company under an applicable statute or by contract) shall not be treated as a separation from service. If the period of leave exceeds six (6) months and the individual does not remain employed under Company policy or retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, where a leave is due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for at least six (6) continuous months, and such impairment causes the individual to be unable to perform his or her regular (or similar) employment duties, a twenty-nine (29) month period of absence is substituted for such six (6) month period.

(b) Form of Payment.

(1)          Lump Sum Payment. A Participant may elect to have amounts subject to a deferral election paid in a lump sum due to a separation from service as of: (i) the end of the calendar quarter in which the Participant incurs the separation from service (and no later than sixty (60) days thereafter), or (ii) as of the first day of any Plan Year occurring up to five (5) years after separation from service.

(2)          Installment Payments. A Participant may elect to have amounts subject to a deferral election paid in quarterly installments for a period of five (5), ten (10) or fifteen (15) years due to a separation from service. A Participant may elect for the first installment to commence as of the first day of any calendar quarter occurring up to five (5) years after separation from service. If a Participant dies prior to receiving all of the installments to which the Participant is entitled, the remaining installments shall be paid to the Participant's Beneficiary. Notwithstanding the foregoing, if the balance of post-2004 deferrals credited to Participant's Account is less than fifty-thousand dollars ($50,000) at the time installment payments are scheduled to commence, the Participant's post-2004 Account balance shall be paid instead in a lump-sum at such time.

(c)          Specified Employees. Notwithstanding any provision of the Plan to the contrary, in the case of a Participant who is a key employee (as defined in Code §416(i) without regard to paragraph (5) thereof), and who becomes entitled to a distribution as a result of a separation from service, distribution may not be made or commence earlier than the date which is six (6) months after the date of separation from service (or, if earlier, the date of death of the Participant). If a Participant is a key employee at any time during the 12-month period ending on December 31 of the calendar year before the Participant's separation from service, the Participant will be treated as a key employee during the 12-month period beginning on the following April 1.

9.3.          Scheduled In-Service Distributions. A Participant may  elect  to receive a lump sum distribution of all or a portion of the vested amount in the Participant's Account with respect to any annual deferral election by specifying the amount thereof subject to distribution on  the  corresponding  Election  Form,  which date  must  be  at  least  three  (3) years  after  the  last  day  of  the  year  of  deferral  (a "Scheduled Distribution"). If a Participant has made an election pursuant to this Section 9.3 and incurs a separation from service prior to the Scheduled Distribution date, the Scheduled Distribution shall be disregarded and distribution shall be made to the Participant or the Participant's Beneficiary within sixty (60) days following the end of the calendar quarter in which the Participant incurs the separation from service.

9.4.         Withdrawals Due to an Unforeseeable Emergency.

(a)          In the event of an Unforeseeable Emergency a Participant (or if applicable a Beneficiary) may request a distribution of some or all of the amount credited to the Participant's Account, determined as of the end of the month prior to such request.

(b)          The Committee shall decide, in its sole and absolute discretion, whether and to the extent a distribution shall be made pursuant to the provisions of this Section 9.4, provided that a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include an amount necessary to pay taxes reasonably anticipated to result from the distribution). To the extent a Participant has a deferral election in effect at the time the Committee approves a request for a distribution under this Section 9.4, such election shall be cancelled effective the date of approval.

(c)          For purposes of this Section 9.4, the term "Unforeseeable Emergency'' means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary, or the Participant's dependent (as defined in Code §152, without regard to §l52(b)(l), (b)(2) and (d)(l)(D)), loss of the Participant's property due to casualty, or other similar  extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

9.5.          Subsequent Distribution Election Change. A Participant may change a distribution election with respect to one or more or all deferral elections at any time; provided that: (i) no change in an election shall take effect earlier than twelve (12) months from the date of the change election, (ii) no change in the election may be made less than twelve (12) months prior to the date of the first scheduled payment of the original distribution election, and (iii) with respect to a payment that is not the result of death, disability or unforeseeable emergency the first payment with respect to which such change in the election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made under the prior election.  Any change of a prior distribution  election  which  does  not  meet  the  foregoing  requirements  shall  be disregarded.

10.	DESIGNATION OF BENEFICIARY.

10.1. Designation of Beneficiary. A Participant shall be entitled to designate a beneficiary or beneficiaries to receive the payments of the amount in the Participant's Participant Account in the case of the Participant's death ("Beneficiary"). Such designation may include a designation of a contingent Beneficiary or Beneficiaries. The Participant may from time to time, change such designation of Beneficiary or Beneficiaries as the Participant shall desire. Notice of the designation shall be given in writing by the Participant to the Committee and the trustee of the Rabbi Trust (as hereinafter defined). If no beneficiary is designated, the Beneficiary shall be deemed to the Participant's estate.

11.	RABBI TRUST.

11.1.          Rabbi Trust. All amounts deferred by a Participant shall be contributed by the Company at least monthly to a trust ("Rabbi Trust") of which the Company will be considered the owner for Federal income tax purposes. The Rabbi Trust will be established to provide a source of funds to enable the Company to make payments to the Participants and their Beneficiaries pursuant to the terms of  the  Plan.   Payments to which Participant's are entitled under the terms  of the Plan shall be paid out of the Rabbi Trust to the extent of the assets therein.

12.	PLAN YEAR.

12.1.          Plan Year. The fiscal year of the Plan ("Plan Year") shall be the calendar year.

13.	WITHHOLDING.

13.1.          Withholding. The Company shall withhold from all amounts otherwise payable to a Participant or Beneficiary hereunder such amount as the Company is required by law to withhold with respect to such payments.

14.	MISCELLANEOUS.

14.1.          Assignability. No right to receive payments hereunder shall be transferable or assignable by a Participant except by will or by the laws of descent and distribution.

14.2.          Amendment or Termination. The Plan may be amended, modified or terminated by the Board (or its delegate) at any time or from time to time. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant's existing rights under the Plan.

14.3.          Change in Ownership or Effective Control. The Company shall consider all available options available under IRC §409A(a)(2)(A)(v) and regulations promulgated thereunder in the event of a change in control event (as defined in IRC Reg. § l.409A-3(i)(5)(i)), without obligation to amend, terminate or otherwise modify the Plan based thereon.

14.4.          Continued Employment. Nothing in the Plan, nor any action taken under the Plan, shall be construed as giving any Participant a right to continue as an employee of the Company.

14.5.          Participant's Rights Unsecured. The right of any Participant to receive payment of deferred amounts under the provisions of the Plan shall be an unsecured claim against the general assets of the Company. The maintenance of individual Participant Accounts is for bookkeeping purposes only.  The Company is not obligated to acquire or set aside any particular assets for the discharge of its obligations, nor shall any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company's obligations hereunder.

14.6.          Offsets. Amounts otherwise payable under the Plan to the Participant and the Participant's Beneficiaries may be offset by amounts owed to the Company by the Participant if the debts were incurred in the ordinary course of business, the entire offset in any year does not exceed $5,000, and the offset is taken at the same time and in the same amount as the debt would have been due.

14.7.          Limitation of Actions. No lawsuit with respect to any benefit payable or other matter arising out of or relating to the Plan may be brought before exhaustion of the claims procedures referred to in Section 2.3 and any lawsuit must be filed no later than twelve (12) months after the claim is finally denied, or twelve (12) months after the event(s)  giving rise to the claim occurred  if earlier, or be forever barred.

14.8.          General Limitation of Liability. Subject to applicable laws, and the Company's Articles of Incorporation and Bylaws as in effect from time to time, neither the Board of Directors, the Committee, nor any other person shall be liable, either jointly or severally, for any act or failure to act or for anything whatsoever in connection with the Plan, or the administration thereof except, and only to the extent liability is imposed because of willful misconduct and only to the extent thereof.

14.9.          Governing Law. To the extent not preempted by ERISA, the Plan shall be governed by, and construed in accordance with the laws of the State of Delaware without regard to its conf1ict of law rules.

14.10. ERISA. It is intended that the Plan be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company. As such, the Plan is intended to be exempt from otherwise applicable provisions of Title I of ERISA, and any ambiguities in construction shall be resolved in favor of interpretation which will effectuate such intentions.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed this 19th day of November, 2008.

PAPA JOHN'S INTERNATIONAL, INC.

By: /s/Annette W. Calhoun___________

Title: Sr. Director Benefits___________

PAPA JOHN'S INTERNATIONAL, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

[Amended and Restated Effective January 1, 2005, as amended January 25, 2010]

EXHIBIT A

Non-employee Directors

1.	DUAL STATUS-- INDIVIDUALS PROVIDING SERVICES AS AN EMPLOYEE AND AS A MEMBER OF THE BOARD OF DIRECTORS.

1.1.          Non-aggregation. Deferrals of compensation  with  respect  to services performed as a Director are not aggregated with deferrals of compensation with respect to services performed as an employee by a Director who also provides services as an employee. A separate account shall be maintained for amounts deferred with respect to compensation earned as a Director and compensation earned with respect to services performed as an employee.

1.2.          Arrangements substantially similar. Except for provisions in the plan defining compensation that may be deferred and the occurrence of a separation from service, the provisions of the Plan are substantially similar with respect to Eligible Employees who are non-employee Directors and Directors who receive compensation for services provided as an employee.

2.	COMPENSATION.

2.1.           "Total Compensation" Defined.  The  term  "Total  Compensation" (as defined in Plan Section 4.1 (b)) means, with respect to services performed as a Director (whether or not simultaneously  providing services to the Company  and receiving compensation as an employee), the total amount of annual  retainer, service fees and any other compensation paid with respect to services performed as a Director for a Plan Year.

3.	SEPARATION FROM SERVICE

3.1.          Service as a Director. If a Director provides services both as an employee of the Company and as a member of the Board of Directors, services provided as a Director are not taken into account in determining whether the individual has a separation from service with respect to services performed as an employee.

3.2.          Service as an Employee. If a Director provides services both as an employee of the Company and as a member of the Board of Directors, services provided as an employee are not taken into account in determining whether the individual has a separation from service with respect to services performed as a Director.

4.	CONSTRUCTION

The definitions, terms and other words and conditions of this Plan, including without limitation this Exhibit A, are for the sole purpose of expressing the terms and conditions of the Plan, and to guide its operation and administration. Nothing in the Plan, nor any action taken under the Plan, shall be construed as granting a Participant any employment right, or any other right or benefit under any other plan or program of the Company.

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EXHIBIT B
COMPANY STOCK UNIT ACCOUNT

Effective January 1, 20l0, notional Company stock credited to a Participant's Stock Account pursuant to Section 8. l (b) of the Plan shall be governed by reference to this Exhibit B. Any provision, term or condition of the Plan, or the interpretation of such, that is contrary to or inconsistent with the terms and conditions of this Exhibit B shall be disregarded.

1.          Application and Purpose. This Exhibit B shall apply exclusively to (i) the balance of the Stock Account of each Participant as of December 31, 2009, and (ii) compensation or awards deferred with respect to the 2010 and future Plan Years. Its purpose is to establish rules for the distribution and settlement of notional Company stock credited to Participant accounts pursuant to Section 8.1(b) of the Plan satisfactory to the requirements of EITF 97-14 as promulgated by the Financial Standards Accounting Board, as it may be revised, amended or superseded.

2.          Definitions.  The following terms shall be defined as:

(a)            Company Stock. Common stock of the Company traded on the NASDAQ Global Select Market.

(b)            Company Stock Unit. The unfunded right to receive one share of Company Stock at a future date. Company Stock Units do not have voting rights. A Company Stock Unit is expressed as "notional Company stock" in Section 8.1(b) of the Plan.

(c)            Company Stock Unit Account. A Company Stock Unit Account is a separate account established for a Participant to which Company Stock Units are credited. The Company Stock Unit Account is expressed as a "Stock Account" in Section 8.l(b) of the Plan.

3.          Allocation of Company Stock Units to Participants' Company Stock Unit Accounts.

The number of Company Stock Units allocated to a participant's Company Stock Unit Account upon deferral of compensation shall be determined based on the  consolidated closing bid price of a share of Company Stock on the NASDAQ Global Select Market on the date of allocation, or such other closing price as is permissible under NASDAQ rules.

4.          Distribution/Settlement of Company Stock Account.

The sole medium of distribution of a Participant's Company Stock Unit Account shall be shares of Company Stock (with cash for fractional shares), irrespective of the form of payment (i.e., whether as a lump-sum distribution or in installments); provided that amounts due to be paid as of December 31, 2009, shall be distributed as provided by the Plan as in effect on December 31, 2009 (i.e., as a cash payment).

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